Exhibit 99.1

Enduro Royalty Trust Announces Current Wolfcamp Activity

And Reports Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—March 21, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced results from the first three wells drilled in the Wolfcamp play in the Midland Basin and reported its monthly cash distribution to be paid in April 2014.

Wolfcamp Production Results and Activity Update

The Rocker B 40H, 41H, and 42H were completed in early February with first production reported at the end of February. The 24-hour peak flow back rate for the Rocker B 41H was approximately 1,320 BOE/D, while the Rocker B 40H and 42H had 24-hour peak rates of 880 BOE/D and 890 BOE/D, respectively. Each of the wells has an oil content of approximately 65% with an overall liquids content of approximately 90%.

In early 2014, Enduro received drilling proposals from Pioneer Natural Resources for the next 4 Wolfcamp wells to be drilled on the properties underlying the Trust. The Rocker B 43H was spud in January, the 44H and 45H were spud in February, and the 46H was spud in March.

The following table displays the current status of the Wolfcamp wells and Enduro’s working interest percentage:

Well Name	Operator	Current Status	Reservoir	County & State	Enduro Working Interest
Rocker B 40H	Pioneer	Producing	Wolfcamp	Reagan, TX	25.00%
Rocker B 41H	Pioneer	Producing	Wolfcamp	Reagan, TX	25.00%
Rocker B 42H	Pioneer	Producing	Wolfcamp	Reagan, TX	25.00%
Rocker B 43H	Pioneer	Drilling	Wolfcamp	Reagan, TX	6.25%
Rocker B 44H	Pioneer	Drilling	Wolfcamp	Reagan, TX	6.25%
Rocker B 45H	Pioneer	Drilling	Wolfcamp	Reagan, TX	6.25%
Rocker B 46H	Pioneer	Drilling	Wolfcamp	Reagan, TX	6.25%

Monthly Cash Distribution

A cash distribution of $0.070692 per unit will be paid on April 14, 2014 to the Trust’s unitholders of record on March 31, 2014. The distribution primarily represents oil production during the month of December 2013 and natural gas production during November 2013.

Enduro Royalty Trust

Monthly Cash Distribution

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	68,239	448,645	$91.07	$3.80
Prior Month	68,212	453,517	$89.71	$3.83

Oil cash receipts increased slightly from the prior month and totaled $6.2 million as a result of increased NYMEX oil prices, while natural gas cash receipts remained consistent with the prior month at $1.7 million. Oil and natural gas cash receipts continued to be affected by the severe winter weather in the Permian Basin during November and December, which caused downtime that adversely affected oil and natural gas production volumes in the area. As an indication of the impact of the severe winter weather, Enduro estimates that January oil production results to be included in next month’s distribution calculation are 6% higher than December production rates shown above. This estimate is prior to the impact of new production from the Rocker B wells that are currently producing, as discussed above.

Capital expenditures included in the current month distribution were approximately $1.7 million, which relates to capital expenditures incurred in January.

Proceeds from the settlement of hedge contracts for the properties underlying the Trust were approximately $0.1 million, which relate to settlements of December 2013 oil hedges. Due to the terms of the net profits interest, Enduro is prohibited from entering into any new hedging arrangements burdening the Trust and, as a result, there will be no further proceeds from natural gas or oil hedges.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis 1 (713) 483-6792